EXHIBIT 10.40

POWER OF ATTORNEY

I, Liang Yue Jing, a citizen of the People’s Republic of China (PRC), with PRC identification number _____________, hereby authorize China Cablecom Co., Ltd’s designee to exercise the following powers and rights during the term of this Power of Attorney (POA):

(1) To vote on my behalf at the shareholders’ meetings of (Jinan Youxiantong Network Technology Co., Ltd.) (Jinan Youxiantong) (including its successors) and exercise the full voting rights as a shareholder of Jinan Youxiantong granted to me by applicable law and under the Articles of Association of Jinan Youxiantong; (2) To sell or transfer any or all of my shares of Jinan Youxiantong; and (3) As my authorized representative at the shareholders’ meeting of Jinan Youxiantong, to designate and appoint the directors, general manager, chief financial officer and other senior officers of Jinan Youxiantong.

The above authorization shall be conditioned upon China Cablecom Co. Ltd. Hong Kong designee’s continued designation by China Cablecom Co., Ltd Hong Kong and shall be subject to China Cablecom Co., Ltd’s (Hong Kong) consent. Once China Cablecom Co. Ltd. (Hong Kong) designee ceases to be a designee of China Cablecom Co., Ltd Hong Kong or China Cablecom Co. Ltd. Hong Kong issues a written notice to dismiss or replace the designated/authorized person, my authorization shall be deemed automatically transferred in full to the individual subsequently designated by China Cablecom Co. Ltd. Hong Kong for this position.

This POA shall remain valid, binding and enforceable until the earlier of 20 years from the date hereof or the termination of the Loan Agreement executed between China Cablecom Co., Ltd Hong Kong and myself and dated June 30th, 2027.

/s/ Liang Yue Jing (Signature)
Liang Yue Jing

Date: July 16th, 2007